Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-33056, 333-52346, and 333-98219) of Edwards Lifesciences Corporation of our report dated June 28, 2006 relating to the financial statements and supplemental schedule of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan as of December 31, 2005 and 2004, and for the years then ended, which appears in this Form 11-K.

/s/ MOSS ADAMS LLP
Orange County, California
June 28, 2006